GENERAL RELEASE AND WAIVER

THIS AGREEMENT is made the  13th  day of October, 2004 between

(1)    Everest Reinsurance (Bermuda), Ltd. (“the Employer”) and

(2)     Peter J. Bennett (“the Employee”)

WHEREAS

(1)	The Employee was employed by the Employer under an Employment Agreement dated May 1, 2004 (“the Contract of Employment”).

(2)

The employment of the Employee by the Employer was terminated on October 13, 2004 and the Employee has resigned his positions as a director of the Employer and as an officer and director of other Companies affiliated with the Employer.

(3)	The Employer and the Employee have agreed to the terms set forth below.

IT IS HEREBY AGREED

1.	The Employer and the Employee agree that the Contract of Employment was terminated with effect from October 13, 2004.

2.	The Employee will discharge the Employer from all obligations under Paragraphs 2, 3, 4 and 5 of the Contract of Employment dated May 1, 2004 and as may be imposed by the Employment Act 2000.

3.

The Employer will pay the Employee his normal rate of pay through October 15, 2004. In addition, the employer will continue to pay the employee his normal rate of pay, payable in accordance with the Employer’s payroll schedule for employees, from October 18, 2004 through April 29, 2005. The payments will be paid in substantially equal installments of US$11,153.85 less applicable payroll taxes. The before-tax value of these payments will be US$156,153.90. You will also be paid for any unused 2004 earned vacation days (less applicable taxes) in the payroll of October 29, 2004.

4.	The Employer will pay to the Employee an additional US$8,000 per month for the months of November, December, 2004, January, February, March and April, 2005.

5.

The Employer will pay the reasonable cost of group or private medical insurance in Bermuda for the period of October 13, 2004 through April 30, 2005. The Employer does not guarantee that the Employee is insurable or will be provided insurance under any such group or private medical plan.

6.

The Employer will provide a relocation allowance of up to US$25,000 to move the Employee’s personal possessions from Bermuda to the U.K. prior to May 15, 2005. Invoices and proper expense documentation must be submitted.

7.	The Employer will send a letter to the Department of Immigration in the form annexed to this Agreement.

8.

The obligations of the Employer under this Agreement are in full and final settlement of all disputes, differences, claims, liabilities causes of action, suits, debts, sums of money, controversies, demands, agreements whatsoever which the Employee ever had, now has or hereafter shall or may have (whether known or unknown) arising out of or connected with or related to the Contract of Employment or the relationship of Employer and Employee.

9.

The Employee hereby releases and discharges the Employer and all of its affiliated companies from all disputes, differences, claims, liabilities, causes of action, suits, debts, sum of money, controversies, demands agreements whatsoever which the Employee ever had, now has or hereafter shall or may have (whether known or unknown) arising out of a connected with or related to the Contract of Employment or the relationship of Employer and Employee.

10.	The Employee agrees that Paragraphs 6 and 7 of the Contract of Employment shall remain in full force and effect.

11.

The Employee shall immediately return to the Company all Company equipment, documents, records and information (whether in paper or electronic form) in his possession and confirms that he has not retained any copies thereof.

IN WITNESS WHEREOF the parties have set their hand.

Peter J. Bennett      /s/  Peter J. Bennett

Date                            October 13, 2004

Everest Reinsurance (Bermuda), Ltd.

Thomas J. Gallagher      /s/  Thomas J. Gallagher

Date                            October 13, 2004

Dear Representative:

Work Permit No. 00118368: Peter Bennett

I write to inform you that Everest Reinsurance (Bermuda), Ltd., and Peter Bennett have mutually agreed to terminate his employment without cause, and we therefore return his Work Permit to you.

Everest Reinsurance (Bermuda) Ltd., has agreed on terms with Mr. Bennett relating to the termination of his employment that involves the payment to him of his salary through April 29, 2005, plus the continued payment of his housing allowance from October, 2004 through April, 2005.

We hereby confirm that we have no objection to granting permission to Mr. Bennett to seek and obtain alternative employment in Bermuda and hereby grant him a release for that purpose.

We understand that in the event that Mr. Bennett is unable to find alternative employment in Bermuda he wishes to remain in Bermuda until April 29, 2005. We would ask that permission be granted to him to remain in Bermuda until this date.

Yours faithfully,